Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kathleen Skarvan

Chief Executive Officer

kskarvan@electromed.com

952-758-9299

Electromed, Inc. Board Member Announces Plans to Step Down from Board

New Prague, Minnesota – May 22, 2014 – Electromed, Inc. (NYSE MKT: ELMD) announced today that Darrel Kloeckner, a member of the Company’s Board of Directors will not stand for reelection at the Company’s 2014 Annual Meeting of Shareholders. Mr. Kloeckner has been a member of the Board since 2010.

Commenting on the announcement, Kathleen Skarvan, Chief Executive Officer of Electromed said, “Darrel has made many contributions to the Company during his service on the Board and I personally thank him for that. The timing of his notification is beneficial giving us ample time to find a successor which assures a seamless transition. He has expressed a desire to spend more time with his family and we wish him all the best. We are pleased he will remain on the Board until the Annual Meeting later this calendar year.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com, or call 800-462-1045.

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